Exhibit 99.1
CABOT MICROELECTRONICS ANNOUNCES PLANS TO PURSUE PATENT INFRINGEMENT ENFORCEMENT ACTION AGAINST DUPONT AIR PRODUCTS NANOMATERIALS LLC

AURORA, IL, December 12, 2006 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) slurries to the semiconductor industry, today announced plans to pursue legal action against DuPont Air Products NanoMaterials LLC (“DA Nano”) for the manufacture and marketing of certain CMP slurries that infringe patents owned by Cabot Microelectronics. The affected DA Nano products include those used for tungsten CMP.

Cabot Microelectronics announced its plan in response to a complaint filed on December 8 by DA Nano in the United States District Court for the District of Arizona seeking declaratory relief and alleging non-infringement, invalidity and unenforceability of some of the Cabot Microelectronics patents at issue. The complaint follows Cabot Microelectronics’ refusal of DA Nano’s request to be granted a license to the Cabot Microelectronics patents raised in the complaint. Cabot Microelectronics believes that the complaint is wholly without merit and anticipates responding to it and filing a counterclaim for patent infringement shortly. DA Nano’s complaint does not allege any infringement by Cabot Microelectronics’ products of intellectual property owned by DA Nano.

“Cabot Microelectronics remains committed to the enforcement of our intellectual property and protection of our significant investment in patent-protected research and development”, stated H. Carol Bernstein, Cabot Microelectronics' Vice President, Secretary and General Counsel. “We believe certain of DA Nano’s products infringe our tungsten CMP technology, and we are disappointed that thus far they have refused to switch to non-infringing technology. We look forward to the successful resolution of this litigation.”

Earlier this year, Cabot Microelectronics successfully concluded a U.S. International Trade Commission (ITC) patent action against Cheil Industries, Inc. concerning some of the same patents currently at issue with DA Nano.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to nearly 750 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States. The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, and thus looks beyond its core CMP business in the semiconductor industry. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at (630) 375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth and trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risks Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.